Exhibit 4.2

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the “Agreement”) is made and entered into as of March__, 2017, by and between Artemis Therapeutics, Inc., a Delaware corporation (the “Corporation” or “Company”) and Hadasit Medical Research Services & Development Ltd.  (the “Optionee”). This Agreement is being issued in place of that certain option agreement between Artemis Pharma Inc. (formerly known as Artemis Therapeutics, Inc.), a subsidiary of the Corporation, and the Optionee, dated August 22, 2016 (the “Grant Date”).

WHEREAS, the Corporation considers it desirable and in its best interests that Optionee be given an opportunity to acquire a proprietary option to purchase shares of Common Stock of the Corporation, par value $0.01 per share (the “Shares”).

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, and the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of Option. The Corporation hereby grants to the Optionee the right and option (hereinafter the “Option”) to purchase up to an aggregate of 21,122 Shares (subject to adjustment as provided in Paragraph 6 hereof), on the terms and conditions set forth herein. The Optionee acknowledges that the Option will not be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Exercise of Options. The Option granted hereby shall become exercisable by the Optionee at a price per share of $0.01 (subject to adjustment as provided for herein), as follows:

Number of Options	Purchase Price per Share	Date First Exercisable
7,040	$0.01	August 22, 2016
7,041	$0.01	August 22, 2017
7,041	$0.01	August 22, 2018

Notwithstanding the foregoing, all the Shares shall immediately vest and become exercisable upon the occurrence of any of the following events (the “Accelerated Vesting Events”): (i) the Company shall terminate that certain Consulting Agreement by and between: Dana Wolf (the “Consultant”), Optionee, and the Company, dated August 22, 2016 (the “Consulting Agreement”) pursuant to Section 2.3(c) of the Consulting Agreement; or (ii) upon termination of the Consulting Agreement by Optionee pursuant to Sections 2.2(b) or 2.2(c) of the Consulting Agreement.

3. Term of the Option. The Option shall be exercisable as provided in Paragraph 2 hereof and shall expire on the ten (10) year anniversary of the Grant Date, or upon its earlier termination as provided in this Agreement (the “Expiration Date”).

4. Method of Exercising Option. The Optionee may exercise the Option in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Corporation in the form annexed hereto as Exhibit A, together with the tender of the full purchase price of the Shares covered by the Option. As soon as practicable after receipt by the Corporation of such notice and of payment in full of the purchase price of all the Shares with respect to which the Option has been exercised, a certificate or certificates representing such Shares shall be issued in the name of the Optionee and shall be delivered to the Optionee. All Shares shall be issued only upon receipt by the Corporation of the Optionee's representation that the Shares are purchased for investment and not with a view toward distribution thereof.

The purchase price may be paid by (i) cash, (ii) certified or bank check payable to the order of the Corporation in the amount of the purchase price, (iii) if the Shares are then traded on a national securities exchange or on the Nasdaq Capital Market (or successor trading system), a cashless exercise procedure, consisting of authorization from the Optionee to the Corporation to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of the exercise equal to purchase price for the total number of Shares as to which the Option is exercised, (iv) if the Shares are then traded on a national securities exchange or on the Nasdaq Capital Market (or successor trading system), delivery of an irrevocable and unconditional undertaking, satisfactory in form and substance to the Company, by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the purchase price, or delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions, satisfactory in form and substance to the Company, to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the purchase price; or (v) by check payable to the order of the Company for the par value of the Shares being purchased plus delivery of the Optionee’s three-year personal full recourse promissory note for the balance of the purchase price, with such note bearing interest payable not less than annually at the applicable federal rate, as defined in Section 1274(d) of the Code; or (vi) any combination of the methods described in (i) through (v) above.

In the case of (iii) above, Fair Market Value as of the date of exercise shall be determined as of the last business day for which such prices or quotes are available prior to the date of exercise and shall mean (i) the last reported sale price (on that date) of the Shares on the principal national securities exchange on which the Shares are traded, if the Shares are then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Shares on the Nasdaq Capital Market (or successor trading system), if the Shares are not then traded on a national securities exchange.

5. Availability of Shares. The Corporation, during the term of this Option, shall keep available at all times the number of Shares required to satisfy the Option. The Corporation shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue and sell the Shares to satisfy the Option.

6. Adjustments. If prior to the exercise of any portion of the Option granted hereunder the Corporation shall have effected one or more stock splits, stock dividends, or other increases or reductions of the number of its Shares outstanding without receiving compensation therefor in money, services or property, the number of Shares subject to the Option hereby granted shall (a) if a net increase shall have been effected in the number of outstanding shares of the Corporation's Common Stock, be proportionately increased and the purchase price of the Shares issuable upon exercise of the Option shall be proportionately reduced; and (b) if a net reduction shall have been effected in the number of outstanding shares of the Corporation's Common Stock, be proportionately reduced and the purchase price of the Shares issuable upon exercise of the Option shall be proportionately increased. In the event that the Corporation shall make any distribution of its assets upon or with respect to the Shares, as a liquidating dividend, the Optionee shall be entitled to receive an amount equal to the value thereof at the time of such distribution, less the aggregate purchase price for the Option.

7. Restrictions. The holder of this Option, by acceptance hereof, represents and warrants as follows:

  (a) This Option and the right to purchase Shares hereunder is personal to the holder and shall not be transferred to any other person. This Option shall not be collaterally assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 7, or the levy of any attachment or similar process upon the Option or such right, shall be null and void.

  (b) The holder hereof has been advised and understands that the Option has been issued in reliance upon exemptions from registration under the Securities Act and applicable state statutes; the Shares have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available, except as set forth herein; the Corporation is under no obligation to register the Option or the Shares under the Securities Act or the applicable state statutes; in the absence of such registration, the sale of the Shares may be practicably impossible; the Shares will bear on its face a legend in substantially the following form restricting the sale of the Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND ARE "RESTRICTED SECURITIES" WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF EFFECTIVE REGISTRA TION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY AS SET FORTH IN A STOCK OPTION AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE RECORDS OF THE CORPORATION.

(c) Regardless of whether the offering and sale of Shares have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Corporation at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Corporation, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

8.             No Obligation to Exercise Option.  The grant and acceptance of this Option imposes no obligation on the Optionee to exercise it.

9.             [RESERVED]

10.           Shareholder's Rights. The Optionee shall have no rights as a shareholder with respect to any Shares until exercise of this Option pursuant to Section 4 and delivery to the Optionee of the Shares as provided herein.

11.           Death or Disability of Consultant. Upon the death of the Consultant while the Consultant is maintaining a Business Relationship with the Company, vesting of unvested Options shall immediately cease.  In such event, this Option may be exercised by the Optionee only as to any Options that are vested on the date of the Consultant’s death, and this Option may be exercised by the Optionee only on or prior to the Expiration Date. If the Consultant ceases to maintain a Business Relationship with the Company by reason of his or her disability, vesting of Options shall immediately cease; this Option may be exercised by the Optionee only as to any Options that are Vested on the date of termination of the Business Relationship; and this Option may be exercised only on or prior to the Expiration Date. For purposes hereof, “disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

12.            Termination of the Option. Except for any Accelerated Vesting Events as set forth in Section 2, if the Consultant ceases to maintain a Business Relationship with the Company, vesting of unvested Shares shall immediately cease, this Option may be exercised by the Optionee only as to any Shares that are vested on the date of termination of the Consultant’s Business Relationship and this Option may be exercised only until the Expiration Date. If the Business Relationship of the Consultant is terminated for Cause (as defined below), this Option, to the extent not already exercised, may no longer be exercised from and after the Optionee’s receipt of written notice of such termination from the Company. Any determination under this Agreement as to the status of a Business Relationship or other matters referred to above shall be made in good faith by the Board of Directors of the Company.  The Board of Directors, in its discretion, may accelerate any vesting dates.

For purposes of this Option, “Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant. “Cause” means: (i) gross negligence or willful misconduct in the performance of the Consultant’s work or a breach of fiduciary duty or confidentiality obligations to the Company by the Consultant; (ii) failure to follow the proper directions of the Consultant’s direct or indirect supervisor after written notice of such failure; (iii) the commission by the Consultant of illegal conduct relating to the Company; (iv) disregard by the of the Consultant’s material rules or material policies of the Company which has not been cured within 15 days after notice thereof from the Company; (v) intentional acts on the part of the Consultant that have generated material adverse publicity toward or about the Company or (vi) unsatisfactory performance by the Consultant with respect to the Company, as determined by the Board of Directors of the Company in its sole discretion.

13. Withholding Taxes; Section 83(b) Election.

   (a) Withholding Taxes.  If the Company in its discretion determines that it is obligated to withhold any tax in connection with the exercise of this Option, or in connection with the issuance of any Shares thereunder or other property acquired pursuant to this Option, the Optionee hereby agrees that the Company may withhold from the Optionee’s wages or other remuneration the appropriate amount of tax.  At the discretion of the Company, the amount required to be withheld may be withheld in cash from such wages or other remuneration or in kind from the Common Stock or other property otherwise deliverable to the Optionee on exercise of this Option.  The Optionee further agrees that, if the Company does not withhold an amount from the Optionee’s wages or other remuneration sufficient to satisfy the withholding obligation of the Company, the Optionee will make reimbursement on demand, in cash, for the amount underwithheld.

THE FILING OF AN ELECTION, IF MADE, UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS FOLLOWING EACH EXERCISE OF THIS OPTION.

   (b) Section 83(b) Election.  The Optionee acknowledges that the Shares acquired upon exercise of this Option may be treated as subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and that, in the absence of an election under Section 83(b) of the Code, such treatment could delay the determination of the tax consequences of such exercise for both the Company and Optionee.  In order to ensure that the tax consequences of such exercise will be determined at the time of exercise, Optionee may file a timely election under Section 83(b) of the Code to include in Optionee’s taxable income, at the time of exercise, the difference between the fair market value of the Shares received upon exercise of this Option and the amount paid for such shares.

14. Lock-up Agreement.  The Optionee agrees that in the event that the Company effects an underwritten public offering of Common Stock registered under the Securities Act, the Shares may not be sold, offered for sale or otherwise disposed of, directly or indirectly, without the prior written consent of the managing underwriter(s) of the offering, for such period of time after the execution of an underwriting agreement in connection with such offering that all of the Company’s then directors and executive officers agree to be similarly bound.

15. Validity and Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The competent courts in Jerusalem, Israel shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

16. Headings. The headings in this Option are for the purpose of reference only and shall not limit or otherwise affect the meaning of any provision of this Option.

17. Fractional Shares. If this Option becomes exercisable for a fraction of a share, such fraction shall be rounded down.

18. Counterparts. This Option may be executed in any number of counterparts, and each such counterpart shall, for all purposes, be deemed to be an original and all of which together shall constitute one agreement. Facsimile signatures and those transmitted by e-mail or other electronic means shall have the same effect as originals.

19. Severability.  The invalidity, illegality or unenforceability of any provision of this agreement shall in no way affect the validity, legality or enforceability of any other provision.

20. Successors and Assigns.  This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in this Agreement.

 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Option as of the date first above written.

ARTEMIS THERAPEUTICS, INC.

By:__________________________
Name: Peter Payne
Title: Chief Executive Officer

OPTIONEE

Hadasit Medical Research Services & Development Ltd.

By:__________________________
Name:
Title:

EXHIBIT A

Exercise Form

To: Artemis Therapeutics, Inc.	Dated: _________________

The undersigned, pursuant to the provisions set forth in the Stock Option Agreement, dated as of ________________, a copy of which is attached hereto, hereby irrevocably elects to purchase ________ shares of Common Stock covered by the Option. The undersigned herewith makes payment of $__________ representing the full purchase price for such shares at the price per share provided for in such Stock Option Agreement. Such payment takes the form of (check the chosen form/forms):

☐	Cash

☐	Certified or bank check

☐	Cashless exercise

☐	Irrevocable undertaking by a creditworthy broker

☐	Irrevocable instructions to a creditworthy broker

☐	Check payable for the par value plus a three-year personal full recourse promissory note

___________________________________ Signature ___________________________________ Print Name ___________________________________ ___________________________________ Address

A-I